Exhibit 99.6

Confidential

Execution Version

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (the “Agreement”), dated as of October 13, 2025, is made by and between Ultimate Wise Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (the “Transferor”), and Bright Education Mergersub Limited, a limited liability company organized and existing under the laws of the Cayman Islands (the “Transferee”). Transferor and the Transferee are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Transferor holds certain number of Class A ordinary shares of Bright Scholar Education Holdings Limited (the “Company”), of par value US$0.00001 each (the “Class A Ordinary Shares”) which may be represented by ADS and certain number of Class B ordinary shares of the Company, of par value US$0.00001 each (the “Class B Ordinary Shares”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Excellence Education Investment Limited, the Transferee and the Company have entered into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Transferor desires to sell to the Transferee, and the Transferee desires to purchase from the Transferor, 451,559 Class A Ordinary Shares some of which may be represented by ADS and 15,000,000 Class B Ordinary Shares, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1	Agreement to Transfer.

Subject to the terms and conditions of this Agreement, at the Transfer Closing (as defined below), the Transferor agrees to sell and transfer to the Transferee, and the Transferee agrees to purchase from the Transferor, (i) 451,559 Class A Ordinary Shares and (ii) 15,000,000 Class B Ordinary Shares ((i) and (ii) collectively, the “Transfer Shares”), for a total purchase price of US$1 (the “Transfer Price”).

2	Transfer Closing.

2.1 Transfer Closing. Subject only to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing) in accordance with the Merger Agreement, the purchase and sale of the Transfer Shares (the “Transfer Closing”) shall take place at such time and place as the Transferor and the Transferee shall agree in writing, provided that the Transfer Closing shall take place on a date prior to the Closing Date. For the avoidance of doubt, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the conditions to the Transfer Closing set forth in this Section 2.1 shall be deemed satisfied. The date of the Transfer Closing is hereinafter referred to as the “Transfer Closing Date”.

2.2 Deliverables at the Transfer Closing

(a) On the Transfer Closing Date, the Transferor shall:

(i) deliver to the Transferee and the Company, an instrument of transfer in the form attached as Schedule A (the “Instrument of Transfer”), duly executed by the Transferor and dated as of the Transfer Closing Date; and

(ii) procure the Company to (a) cancel the original share certificate(s) representing the Transfer Shares registered in the name of the Transferor, and issue and deliver new share certificate(s) representing the number of the Transfer Shares registered in the name of the Transferee (the “New Share Certificate”), and (b) deliver a scanned copy of updated register of members of the Company reflecting the transfer of Transfer Shares (the “Updated ROM”), and

(b) On the Transfer Closing Date, the Transferee shall deliver or caused to be delivered payment of the Transfer Price by wire transfer of immediately available funds to a bank account designated by the Transferor.

3	Conversion of ADS to Ordinary Shares.

The Transferor shall take all necessary actions to convert all ADSs it holds into Class A Ordinary Shares prior to the Transfer Closing.

4	Representations and Warranties of the Parties.

4.1 Representations and Warranties of the Transferor. The Transferor hereby represents and warrants to the Transferee as follows:

(a) The Transferor is duly organized and validly existing under the laws of the place of its incorporation or formation. The Transferor has the full power and authority for the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) The Transferor has taken all the necessary actions, and has all the necessary authorization and capacity, to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms.

(c) The Transferor is the sole and legal owner of the Transfer Shares. The Transfer Shares are free from all claims, liens, charges, pledges, mortgages, trust, security interests or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity or otherwise and other encumbrances.

(d)  No consents to the consummation of the sale and transfer of the Transfer Shares are required for the execution, delivery and performance of this Agreement by the Transferor. The execution, delivery, and performance of this Agreement by the Transferor does not (i) violate any applicable laws of any governmental authority applicable to the Transferor (ii) violate or conflict with any provision of the constitutional documents of the Transferor (if applicable) or (iii) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which the Transferor or its property is bound, or any amendment of any of the foregoing.

4.2 Representations and Warranties of the Transferee. The Transferee hereby represents and warrants to the Transferor as follows:

(a)  The Transferee is duly organized and validly existing under the laws of the place of its incorporation or formation. The Transferee has the full power and authority for the execution and delivery of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)  The Transferee has taken all the necessary actions, and has all the necessary authorization and capacity, to enter into and to perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms.

(c)  No consents to the consummation of the sale and transfer of the Transfer Shares are required for the execution, delivery and performance of this Agreement by the Transferee. The execution, delivery, and performance of this Agreement by the Transferee does not (i) violate any applicable laws of any governmental authority applicable to the Transferee (ii) violate or conflict with any provision of the constitutional documents of the Transferee (if applicable) or (iii) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which the Transferee or its property is bound, or any amendment of any of the foregoing.

5	Termination.

This Agreement and the obligations of the Parties hereunder will terminate automatically and immediately upon the earlier to occur of (a) the consummation of the Transfer Closing or (b) the valid termination of the Merger Agreement in accordance with Section 9.1 thereof; provided that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and each Party’s obligations hereunder shall survive until the earlier of: (i) full discharge by Parent and Merger Sub of all their obligations under the Merger Agreement, if a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding determines that Parent and Merger Sub are required to fulfill such obligations, or (ii) the withdrawal or final dismissal by a court of competent jurisdiction of such claim or proceeding. In the event of termination of this Agreement as provided in this Section 5, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party, provided, however, this Section 5 and Section 6 shall survive the termination of this Agreement. Nothing in this Section 5 shall relieve or otherwise limit any Party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Transfer Closing has already taken place, then the Parties take all such actions as are necessary to restore the Parties to the position they were in prior to the Transfer Closing.

6	Miscellaneous.

6.1 Amendment and Modification; Waiver.

(a) This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each Party hereto and the Company (acting at the direction of the Special Committee); provided that any such proposed amendment shall not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

(b) No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

6.2 Counterparts. This Agreement may be executed and delivered manually or electronically by email by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof has been signed by each of the Parties and delivered to the other Parties.

6.3 Entire Agreement. This Agreement, the Merger Agreement, the Rollover Agreement, the Subscription Agreement and the Limited Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all contemporaneous or prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

6.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the effect that the transactions contemplated hereby and the Transactions be consummated as originally contemplated to the fullest extent possible.

6.5 Specific Performance. Each Party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Party in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to any Party or the Company (to the limited extent set forth in Section 6.7), as applicable, each Party and the Company (to the limited extent set forth in Section 6.7 hereof and at the direction of the Special Committee) will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any Party or the Company (to the limited extent set forth in Section 6.7 hereof), as applicable, shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or the Company (to the limited extent set forth in Section 6.7 hereof).

6.6 Assignment. This Agreement may not be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party and the Company (acting at the direction of the Special Committee). Any assignment in violation of this Section 6.6 shall be null and void ab initio. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

6.7 Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any Person other than the Parties (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of the obligations of the Parties pursuant to Section 1, Section 2, and Section 3 of this Agreement and shall be entitled to specific performance of the terms hereof and an injunction, temporary restraining order or other equitable relief, to prevent breaches of this Agreement by the Parties hereto, in addition to any other remedy available at law or in equity.

6.8 Governing Law; Arbitration.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall apply with respect to such provision.

(b) Subject to the exception for matters to be governed by the Laws of the Cayman Islands and subject to the jurisdiction of the courts of the Cayman Islands as set forth in Section 6.8(a), any Action arising out of or in any way relating to this Agreement or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted exclusively to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force at the relevant time and as may be amended by this Section 6.8 (the “HKIAC Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of one arbitrator (the “Arbitrator”). The claimant(s) and the respondent(s), irrespective of number, shall jointly nominate the Arbitrator. In the event the claimant(s) or respondent(s) shall fail to nominate or agree on the joint nomination of the Arbitrator within the time limits specified by the HKIAC Rules, the Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in the HKIAC Rules. Such application shall also be governed by, and construed in accordance with, the Laws of the State of New York.

6.9 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts (including without limitation obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental entity or authority or any other person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement. In particular, the Transferor covenants to the Transferee that it shall provide or procure to be provided all necessary assistance to facilitate the Transferee’s entitlement to the Transfer Shares.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

TRANSFEROR:

Ultimate Wise Group Limited

By:	/s/ Huiyan Yang
Name: Huiyan Yang
Title: Director

SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT

IN WITNESS WHEREOF, the party hereto has entered into this Agreement as of the date first above written.

TRANSFEREE:

Bright Education Mergersub Limited

By:	/s/ Shuting Zhou
Name: Shuting Zhou
Title: Director

SIGNATURE PAGE TO SHARE TRANSFER AGREEMENT

SCHEDULE A

INSTRUMENT OF TRANSFER

SCHEDULE A TO SHARE TRANSFER AGREEMENT

Bright Scholar Education Holdings Limited

(the “Company”)

FOR VALUE RECEIVED	US$1
(fill in amount)

Ultimate Wise Group Limited
(Name of Transferor)
hereby sell, assign and transfer to	Bright Education Mergersub Limited
(Name of Transferee)

of	the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands
(address)

451,559 Class A Ordinary Shares and 15,000,000 Class B Ordinary Shares of US$0.00001 each of the Company.

Dated:

In the presence of:
For and on behalf of Ultimate Wise Group Limited (Transferor)	(Witness)

SCHEDULE A TO SHARE TRANSFER AGREEMENT